Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ameris Bancorp of our report dated March 1, 2019, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Ameris Bancorp as of and for the year ended December 31, 2018.

/s/ CROWE LLP

Atlanta, Georgia

July 1, 2019